PRICEWATERHOUSECOOPERS ~

PricewaterhouseCoopers LLP

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New York NY 10036

Telephone (646) 471 4000

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Report of Independent Accountants

To the Board of Directors and Shareholder of

GMAC Commercial Mortgage Corporation:

We have examined management's assertion, dated March 17, 2003, about GMAC

Commercial Mortgage Corporation's compliance with its established minimum master servicing standards ("Master Servicing Policy"), which were derived from the Mortgage

Bankers Association of America's Uniform Single Attestation Program for Mortgage

Bankers (USAP), as of and for the year ended December 31, 2002 included in the accompanying management assertion. Management is responsible for the company's compliance with the Master Servicing Policy. Our responsibility is to express an opinion on management's assertion about the company's compliance based on our examination.

Our examination was made in accordance with the standards established by the

American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the company's compliance with the Master

Servicing Policy and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination of the company's compliance with the Master Servicing Policy.

In our opinion, management's assertion that the company complied with the aforementioned Master Servicing Policy as of and for the year ended December 31,

2002 is fairly stated, in all material respects.

PricewaterhouseCoopers LLP

March 17, 2003